Delek US Holdings Reports Fourth Quarter and Full Year 2016 Results

•	Improved financial flexibility with $689 million cash balance at December 31, 2016

•	Closed retail transaction in November generating net cash proceeds before taxes of $379 million

•	Announced a definitive agreement in January to acquire remaining interest in Alon; Combination to create premier Permian Basin refining system

BRENTWOOD, Tenn.-- February 27, 2017 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its fourth quarter ended December 31, 2016. Delek US reported fourth quarter net income of $44.2 million, or $0.72 per diluted share, versus a net loss of $(31.5) million, or $(0.51) per basic share, for the quarter ended December 31, 2015. On an adjusted basis, Delek US reported a net loss of $(27.7) million, or $(0.44) per basic share for the quarter ended December 31, 2016, compared to a net loss of $(4.3) million, or $(0.07) per basic share on an adjusted basis in the prior year period. The adjustments for fourth quarter 2016 include, along with other items, an after-tax gain of $80.6 million, or $1.30 per share, from the sale of the retail related assets that closed in November 2016. Reconciliations of GAAP earnings to adjusted earnings are included in the financial tables attached to this release.

For the full year 2016, Delek US reported a net loss of $(153.7) million, or $(2.49) per basic share, compared to net income of $19.4 million, or $0.32 per diluted share in 2015. On an adjusted basis, the net loss was $(97.5) million, or $(1.58) per basic share in 2016, compared to net income of $60.4 million, or $0.98 per diluted share in 2015. This change in the adjusted results on a year-over-year basis was primarily due to a lower Gulf Coast 5-3-2 crack spread that averaged $9.12 per barrel in 2016 compared to $14.68 per barrel in 2015, combined with higher costs related to RINs and lower crude oil price differentials during 2016.

On November 14, 2016, Delek US closed the previously announced transaction to sell its retail related assets to a U.S. subsidiary of Compañía de Petróleos de Chile COPEC S.A. (SNSE:COPEC). Net cash proceeds before taxes related to this transaction were approximately $379 million and the estimated income tax payment related to this transaction should occur in the first half of 2017. This transaction improved Delek US' financial flexibility, as the cash balance increased to $689 million at December 31, 2016, compared to $315.3 million at September 30, 2016.

On a year-over-year basis during the fourth quarter, lower results were primarily due to a decline in performance in the refining segment. From a market standpoint, a combination of a timing effect from an increasing crude oil price environment in the fourth quarter 2016 that reduced margin realization and continued pressure in the wholesale business on netbacks across terminals, were factors in the year-over-year change. General and administrative expenses increased on a year-over-year basis primarily due to transaction-related expenses of approximately $5.5 million in the fourth quarter 2016, compared to the prior year period that was reduced by approximately $6.4 million related to a litigation settlement. Partially offsetting these factors was a higher crack spread environment.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "We are moving forward with the next stage of our growth to complete the acquisition of the remaining outstanding common stock of Alon. This combination will create a refining company with approximately 300,000 barrels per day of crude throughput capacity and current logistical access to approximately 200,000 barrels per day of Permian Basin sourced crude. In addition, we should be able to unlock approximately $78 million of logistics EBITDA through future potential dropdowns and use our logistics platform to support the larger Permian based system created by this transaction. We believe that the closing of this strategic combination will result in a larger, more diverse company that is well positioned to take advantage of opportunities in the market and better navigate the cyclical nature of our business."

Yemin concluded, "We look forward to 2017, the combination of increased drilling activity in the Permian Basin that may improve crude oil differentials, contribution from our joint venture crude oil pipelines in logistics and the potential to create approximately $95 million of synergies from the combined company should benefit our operations. We remain focused on creating long-term shareholder value as we take the next step in the growth of Delek US."

Alon Investment Update
On January 3, 2017, Delek US announced that it reached a definitive agreement, subject to customary closing conditions, including regulatory and shareholder approvals, under which Delek US will acquire all of the outstanding shares of Alon USA Energy, Inc. (NYSE: ALJ) ("Alon") common stock which Delek US does not already own in an all-stock transaction. Delek US currently owns approximately 33.7 million shares of common stock of Alon. Under terms of the agreement, the owners of the remaining outstanding shares in Alon will receive a fixed exchange ratio of 0.5040 Delek US shares for each share of Alon. This transaction is subject to approval of both Delek US' and Alon's shareholders.

This transaction was unanimously approved by the Special Committee of Alon's Board of Directors and by the Board of Directors of Delek US. Additionally, the Board of Directors of Alon approved the transaction, excluding Delek employed directors who abstained from voting on the transaction. The combination is expected to create a company with a strong financial position and significant access to the Permian Basin.

At December 31, 2016, Delek US owned approximately 47 percent of the outstanding stock of Alon, which was acquired in May 2015. The loss from the equity investment in Alon was $(9.2) million in the fourth quarter 2016 compared to $(21.8) million in the fourth quarter 2015. In the fourth quarter 2015, the loss from the equity investment in Alon included $18.7 million related to a goodwill impairment at Alon and the effect of a scheduled turnaround at Alon's Krotz Springs refinery.

Regular Quarterly Dividend
Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on March 15, 2017 will receive this cash dividend payable on March 29, 2017.

Liquidity
As of December 31, 2016, Delek US had a cash balance of $689.2 million and total consolidated debt of $832.9 million, resulting in net debt of $143.7 million. As of December 31, 2016, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $392.6 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $689.1 million in cash and $440.3 million of debt, or a $248.8 million net cash position.

Refining Segment
Refining segment contribution margin was $(3.6) million in the fourth quarter 2016 compared to $11.3 million in the fourth quarter 2015. On a year-over-year basis several factors affected performance at the refineries. First, an increasing crude oil price environment in the fourth quarter 2016 resulted in a timing effect that lowered margins at both refineries. Second, the El Dorado margin was further reduced by an adverse inventory market valuation effect and asphalt performance. Third, RINs continued to affect the netbacks across terminals in the wholesale system compared to the prior year period reducing margin realizations. Finally, the fourth quarter 2016 included a net hedging loss of $(17.0) million compared to a $(2.0) million hedging loss in the prior year period and there was a $12.2 million lower benefit in the quarter from the bio-diesel tax credit on a year-over-year basis.

While the Tyler refinery contribution margin improved on a year-over-year basis, the El Dorado refinery contribution margin declined by approximately $21.8 million on a year-over-year basis. This decline was primarily due to reduced performance from asphalt, as sales prices lagged during a period of increasing crude oil prices and an adverse inventory effect associated with asphalt and El Dorado's supply and offtake agreement, which on a combined basis accounted for approximately $16.1 million of the year-over-year decline. Market changes in January 2017 resulted in an inventory effect that was a benefit to margins as compared to the fourth quarter 2016 results. With the approaching construction season, asphalt demand should increase, which may translate into an improved pricing environment during a period of higher seasonal demand.

These factors were partially offset by a Gulf Coast 5-3-2 crack spread that increased to $9.26 per barrel for the fourth quarter 2016, compared to $8.78 per barrel for the same period in 2015 and lower operating expenses during the fourth quarter 2016. In addition, there was an inventory benefit of $6.3 million in the fourth quarter 2016 compared to a charge of $14.0 million in the prior year period. This benefit from inventory was primarily at the Tyler refinery and was partially offset by an adverse inventory effect associated with asphalt and the supply and offtake agreement at El Dorado. The inventory breakdown by refinery is included in the attached financial tables. Also, lower RINs expense was a positive factor on a year-over-year basis due to a true up charge for prior periods that occurred in the fourth quarter 2015.

The Midland WTI crude differential to Cushing WTI averaged a $0.24 per barrel discount in fourth quarter 2016 compared to an average premium of $0.02 per barrel in the fourth quarter 2015. In addition, contango in the oil futures market decreased to $0.89 per barrel in the fourth quarter 2016, compared to contango of $0.92 per barrel in the fourth quarter 2015. The combination of the Midland discount and contango reduced the average crude oil price per barrel.

During the fourth quarter 2016, approximately $6.1 million of income was recognized in the refining segment from a $1 per gallon bio-diesel blenders federal tax credit that was recognized each period during 2016. This compares to $18.3 million of income that was recognized in the fourth quarter 2015 from a $1 per gallon bio-diesel blenders federal tax credit that was approved in December 2015 on a retroactive basis for calendar 2015. This difference played a role in the change in the adjusted refining margin per barrel on a year-over-year basis, as the Tyler refinery included $10.3 million and the El Dorado refinery included $8.1 million of benefit in the fourth quarter 2015. In the fourth quarter 2016 the $6.1 million bio-diesel tax credit remained with the renewables operations and was not included in the margin at each refinery.

RINs expense related to blending obligations was approximately $10.0 million in the fourth quarter 2016, compared to $14.2 million in the prior year period. In the fourth quarter 2015, the RINs expense increased by approximately $6.3 million due to a true up charge for 2014 and the first nine months of 2015 following the announcement of new blending standards by the Environmental Protection Agency.

In the fourth quarter 2016, operating expenses in the refining segment decreased to $52.8 million from $57.3 million in the prior year period. The decrease at both refineries was primarily due to lower outside services and variable costs.

See the table below for a summary of certain information by refinery impacting our refining segment operations:

	Tyler, Texas		El Dorado, Arkansas
Refinery Operating Highlights	Three Months Ended December 31,		Three Months Ended December 31,
	2016	2015	2016	2015
Contribution Margin, $ in millions	$16.5	$6.8	$(27.2)	$(5.4)

Crude Throughput, bpd	66,885	63,930	72,686	73,578
Total Throughput, bpd	72,830	69,965	78,018	80,794
Total Sales Volume, bpd	72,104	70,867	75,818	80,881

Refining Margin, $/bbl sold	$6.33	$5.39	$(0.23)	$3.01
Adjusted Refining Margin, $/bbl sold (1)	$5.15	$7.42	$2.43	$4.59

Direct Operating Expense, $ in millions	$25.5	$28.3	$25.6	$27.7
Direct Operating Expense, $/bbl sold	$3.85	$4.34	$3.67	$3.73
(1) Reconciliations of refining margin and adjusted refining margin are included in the attached tables.

Logistics Segment

Delek US and its affiliates beneficially own approximately 63 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the non-controlling interests are made on a consolidated basis.
On a year-over-year basis, segment contribution margin in the fourth quarter 2016 increased to $27.1 million compared to $26.3 million in the fourth quarter 2015. This change was primarily due to an increase in west Texas gross margin and lower operating expenses, which was partially offset by lower volume in the SALA gathering system and reduced performance from the Paline Pipeline.

Fourth Quarter 2016 Results | Conference Call Information
Delek US will hold a conference call to discuss its fourth quarter 2016 results on Tuesday, February 28, 2017 at 8:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 29, 2017 by dialing (855) 859-2056, passcode 49488005. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) fourth quarter earnings conference call that will be held on Tuesday, February 28, 2017 at 7:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining and logistics. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. Delek US Holdings, Inc. currently owns approximately 47 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties related to the expected timing and likelihood of completion of the proposed merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed merger that could reduce anticipated benefits or cause the parties to abandon the transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Delek US may not approve the issuance of new shares of common stock in the merger or that stockholders of Alon may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Delek US' common stock or Alon's common stock, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Delek US and Alon to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies, uncertainty related to timing and amount of future share repurchases and dividend payments, risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks contained in Delek US’ , Delek Logistics’ and Alon's filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

No Offer or Solicitation
This communication contains discussion related to a proposed business combination between Delek US and Alon. This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction between Delek US and Alon. In connection with the proposed transaction, Delek US and/or Alon may file one or more proxy statements, registration statements, proxy statement/prospectuses or other documents with the SEC. This communication is not a substitute for the proxy statement, registration statement, proxy statement/prospectus or any other documents that Delek US or Alon may file with the SEC or send to stockholders in connection with the proposed transaction. STOCKHOLDERS OF DELEK US AND ALON ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT(S), REGISTRATION STATEMENT(S) AND/OR PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Delek US and/or Alon, as applicable. Investors and security holders will be able to obtain copies of these documents, including the proxy statement/prospectus, and other documents filed with the SEC (when available) free of charge at the SEC's website, http://www.sec.gov. Copies of documents filed with the SEC by Delek US will be made available free of charge on Delek US’ website at http://www.delekus.com or by contacting Delek US’ Investor Relations Department by phone at 615-435-1366. Copies of documents filed with the SEC by Alon will be made available free of charge on Alon's website at http://www.alonusa.com or by contacting Alon's Investor Relations Department by phone at 972-367-3808.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income or loss and adjusted net income or loss per share. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss and adjusted net income or loss per share should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss and adjusted net income or loss per share may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	December 31, 2016	December 31, 2015
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$689.2	$287.2
Accounts receivable	265.9	217.4
Accounts receivable from related party	0.1	0.5
Inventories, net of lower of cost or market valuation	392.4	271.0
Assets of discontinued operations held for sale	—	478.8
Other current assets	54.6	142.6
Total current assets	1,402.2	1,397.5
Property, plant and equipment:
Property, plant and equipment	1,587.6	1,546.9
Less: accumulated depreciation	(484.3)	(369.5)
Property, plant and equipment, net	1,103.3	1,177.4
Goodwill	12.2	12.2
Other intangibles, net	26.7	27.3
Equity method investments	360.0	605.2
Other non-current assets	80.7	105.3
Total assets	$2,985.1	$3,324.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$494.6	$364.7
Accounts payable to related party	1.8	—
Current portion of long-term debt	84.4	93.9
Obligation under Supply and Offtake Agreement	124.6	132.0
Liabilities of discontinued operations held for sale	—	302.8
Accrued expenses and other current liabilities	235.1	110.7
Total current liabilities	940.5	1,004.1
Non-current liabilities:
Long-term debt, net of current portion	748.5	711.3
Environmental liabilities, net of current portion	6.2	7.9
Asset retirement obligations	5.2	5.3
Deferred tax liabilities	76.2	188.6
Other non-current liabilities	26.0	53.8
Total non-current liabilities	862.1	966.9
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 67,150,352 shares and 66,946,721 shares issued at December 31, 2016 and December 31, 2015, respectively	0.7	0.7
Additional paid-in capital	650.5	639.2
Accumulated other comprehensive loss	(20.8)	(45.3)
Treasury stock, 5,195,791 shares and 4,809,701 shares, at cost, as of December 31, 2016 and December 31, 2015, respectively	(160.8)	(154.8)
Retained earnings	522.3	713.5
Non-controlling interest in subsidiaries	190.6	200.6
Total stockholders’ equity	1,182.5	1,353.9
Total liabilities and stockholders’ equity	$2,985.1	$3,324.9

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2016	2015	2016	2015
	(In millions, except share and per share data)
Net sales	$1,084.6	$1,123.0	$4,197.9	$4,782.0
Operating costs and expenses:
Cost of goods sold	1,006.2	1,023.2	3,812.9	4,236.9
Operating expenses	61.5	69.0	249.3	270.3
Insurance proceeds — business interruption	—	—	(42.4)	—
General and administrative expenses	28.6	18.7	106.1	100.6
Depreciation and amortization	29.8	29.5	116.4	106.0
Other operating expense (income), net	2.6	(0.7)	4.8	(0.5)
Total operating costs and expenses	1,128.7	1,139.7	4,247.1	4,713.3
Operating (loss) income	(44.1)	(16.7)	(49.2)	68.7
Interest expense	13.7	13.6	54.4	52.1
Interest income	(0.6)	(0.2)	(1.5)	(1.1)
Loss (income) from equity method investments	9.7	21.9	43.4	(2.0)
Loss on impairment of equity method investment	—	—	245.3	—
Other (income) expense, net	(0.2)	(0.6)	0.4	(1.6)
Total non-operating expenses, net	22.6	34.7	342.0	47.4
(Loss) income from continuing operations before income tax (benefit) expense	(66.7)	(51.4)	(391.2)	21.3
Income tax (benefit) expense	(34.7)	(24.9)	(171.5)	(15.8)
(Loss) income from continuing operations	(32.0)	(26.5)	(219.7)	37.1
Discontinued operations
Income from discontinued operations	136.2	0.1	144.2	5.7
Income tax expense (benefit)	55.4	(0.3)	57.9	(0.9)
Income from discontinued operations, net of tax	80.8	0.4	86.3	6.6
Net income (loss)	48.8	(26.1)	(133.4)	43.7
Net income attributed to non-controlling interest	4.6	5.4	20.3	24.3
Net income (loss) attributable to Delek	$44.2	$(31.5)	$(153.7)	$19.4

Basic earnings (loss) per share:
(Loss) income from continuing operations	$(0.59)	$(0.52)	$(3.88)	$0.21
Income from discontinued operations	$1.31	$0.01	$1.39	$0.11
Total basic earnings (loss) per share	$0.72	$(0.51)	$(2.49)	$0.32

Diluted earnings (loss) per share:
(Loss) income from continuing operations	$(0.59)	$(0.52)	$(3.88)	$0.21
Income from discontinued operations	$1.31	$0.01	$1.39	$0.11
Total diluted earnings (loss) per share	$0.72	$(0.51)	$(2.49)	$0.32
Weighted average common shares outstanding:
Basic	61,894,229	62,164,706	61,921,787	60,819,771
Diluted	61,894,229	62,164,706	61,921,787	61,320,570
Dividends declared per common share outstanding	$0.15	$0.15	$0.60	$0.60

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2016	2015
Cash Flow Data	(Unaudited)
Operating activities	$268.2	$180.0
Investing activities	180.5	(460.4)
Financing activities	(61.7)	138.5
Net increase (decrease)	$387.0	$(141.9)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended December 31, 2016
	Refining	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$953.5	$86.9	$(1.1)	$1,039.3
Intercompany fees and sales (1)	51.5	37.8	(44.0)	45.3
Operating costs and expenses:
Cost of goods sold	955.8	88.8	(38.4)	1,006.2
Operating expenses	52.8	8.8	(0.1)	61.5
Segment contribution margin	$(3.6)	$27.1	$(6.6)	16.9
General and administrative expenses				28.6
Depreciation and amortization				29.8
Other operating expense				2.6
Operating (loss)				$(44.1)
Total assets	$1,947.9	$415.5	$621.7	$2,985.1
Capital spending (excluding business combinations) (3)	$13.5	$6.7	$1.9	$22.1

	Three Months Ended December 31, 2015
	Refining	Logistics	Corporate, Other and Eliminations (4)	Consolidated
Net sales (excluding intercompany fees and sales)	$944.9	$73.2	$1.1	$1,019.2
Intercompany fees and sales (1)	123.5	35.8	(55.5)	103.8
Operating costs and expenses:
Cost of goods sold	999.8	71.0	(47.6)	1,023.2
Operating expenses	57.3	11.7	—	69.0
Segment contribution margin	$11.3	$26.3	$(6.8)	30.8
General and administrative expenses				18.7
Depreciation and amortization				29.5
Other operating (income)				(0.7)
Operating (loss)				$(16.7)
Total assets (2)	$1,895.7	$375.3	$1,053.9	$3,324.9
Capital spending (excluding business combinations) (3)	$17.7	$10.0	$12.6	$40.3

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Year Ended December 31, 2016
	Refining	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$3,605.1	$301.3	$(0.6)	$3,905.8
Intercompany fees and sales (1)	318.1	146.8	(172.8)	292.1
Operating costs and expenses:
Cost of goods sold	3,658.8	302.2	(148.1)	3,812.9
Operating expenses	212.4	37.2	(0.3)	249.3
Insurance proceeds - business interruption	(42.4)	—	—	(42.4)
Segment contribution margin	$94.4	$108.7	$(25.0)	178.1
General and administrative expenses				106.1
Depreciation and amortization				116.4
Other operating expense				4.8
Operating loss				$(49.2)
Capital spending (excluding business combinations) (3)	$27.9	$11.8	$6.6	$46.3

	Year Ended December 31, 2015
	Refining	Logistics	Corporate, Other and Eliminations (4)	Consolidated
Net sales (excluding intercompany fees and sales)	$3,820.8	$447.0	$2.7	$4,270.5
Intercompany fees and sales (1)	619.4	142.7	(250.6)	511.5
Operating costs and expenses:
Cost of goods sold	4,022.2	436.3	(221.6)	4,236.9
Operating expenses	225.4	44.9	—	270.3
Segment contribution margin	$192.6	$108.5	$(26.3)	274.8
General and administrative expenses				100.6
Depreciation and amortization				106.0
Other operating (income)				(0.5)
Operating income				$68.7
Capital spending (excluding business combinations) (3)	$164.5	$18.6	$7.9	$191.0

(1)
Intercompany fees and sales for the refining segment include revenues of $45.3 million and $292.1 million during the three months and year ended December 31, 2016, respectively, and $103.8 million and $511.5 million during the three months and year ended December 31, 2015, respectively, from entities which are reported in discontinued operations.

(2)	Assets held for sale, which are reported in discontinued operations, of $478.8 million are included in the corporate, other and eliminations segment as of December 31, 2015, respectively.

(3)
Capital spending excludes capital spending associated with the discontinued operations of $2.2 million and $14.4 million during the three months and year ended December 31, 2016, respectively, and $4.7 million and $27.6 million during the three months and year ended December 31, 2015, respectively.

(4)	The corporate, other and eliminations segment operating results for the three months and year ended December 31, 2015 have been restated to reflect the reclassification of discontinued operations.

Refining Segment	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Tyler Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	366	365
Total sales volume (average barrels per day)(1)	72,104	70,867	72,816	61,640
Products manufactured (average barrels per day):
Gasoline	40,094	38,981	38,670	32,637
Diesel/Jet	28,495	27,131	28,001	24,307
Petrochemicals, LPG, NGLs	1,941	1,865	2,554	2,402
Other	1,509	1,575	1,548	1,358
Total production	72,039	69,552	70,773	60,704
Throughput (average barrels per day):
Crude oil	66,885	63,930	67,317	56,099
Other feedstocks	5,945	6,035	4,281	5,393
Total throughput	72,830	69,965	71,598	61,492
Per barrel of sales:
Tyler refining margin	$6.33	$5.39	$6.76	$8.79
Direct operating expenses	$3.85	$4.34	$3.73	$4.52

El Dorado Refinery
Days in period	92	92	366	365
Total sales volume (average barrels per day)(2)	75,818	80,881	78,100	81,577
Products manufactured (average barrels per day):
Gasoline	41,365	44,263	40,751	40,578
Diesel	27,199	28,288	27,085	28,213
Petrochemicals, LPG, NGLs	991	565	965	640
Asphalt	6,570	4,524	5,203	6,516
Other	977	1,197	1,023	1,859
Total production	77,102	78,837	75,027	77,806
Throughput (average barrels per day):
Crude oil	72,686	73,578	72,660	74,062
Other feedstocks	5,332	7,216	3,781	5,358
Total throughput	78,018	80,794	76,441	79,420
Per barrel of sales:
El Dorado refining margin	$(0.23)	$3.01	$2.28	$7.10
Direct operating expenses	$3.67	$3.73	$3.73	$3.97

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$49.24	$42.15	$43.41	$48.84
WTI — Midland crude oil (per barrel)	$49.49	$41.74	$43.27	$48.54
US Gulf Coast 5-3-2 crack spread (per barrel)	$9.26	$8.78	$9.12	$14.68
US Gulf Coast Unleaded Gasoline (per gallon)	$1.41	$1.23	$1.30	$1.55
Ultra low sulfur diesel (per gallon)	$1.52	$1.29	$1.32	$1.58
Natural gas (per MMBTU)	$3.02	$2.11	$2.49	$2.61

(1)
Sales volume includes 430 bpd and 622 bpd sold to the logistics segment during the three months and year ended December 31, 2016, respectively, and 3,139 bpd and 3,693 bpd during the three months and year ended December 31, 2015, respectively. Sales volume also includes sales of 65 bpd and 510 bpd of intermediate and finished products to the El Dorado refinery during the three months and year ended December 31, 2016, respectively, and 0 bpd and 1,800 bpd during the three months and year ended December 31, 2015, respectively. Sales volume excludes 1,497 bpd and 1,008 bpd of wholesale activity during the three months and year ended December 31, 2016, respectively, and 2 bpd and 1,635 bpd of wholesale activity during the three months and year ended December 31, 2015, respectively.

(2)
Sales volume includes 46 bpd and 102 bpd of produced finished product sold to the Tyler refinery during the three months and year ended December 31, 2016, respectively, and 358 bpd and 1,744 bpd during the three months and year ended December 31, 2015, respectively. Sales volume excludes 17,066 bpd and 20,465 bpd of wholesale activity during the three months and year ended December 31, 2016, respectively, and 34,454 bpd and 28,057 bpd during the three months and year ended December 31, 2015, respectively.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (3)
$ in millions, except per share data
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Tyler (4)
Reported refining margin, $ per barrel	$6.33	$5.39	$6.76	$8.79
Adjustments:
Lower of cost or market (benefit) charge	(1.19)	0.76	(1.27)	(0.24)
Hedging loss (gain)	1.12	(0.16)	0.75	0.22
Other inventory (gain) loss	(1.11)	0.76	(0.09)	1.08
Renewable bio credit allocated to refinery	—	0.67	—	0.19

Adjusted refining margin $/bbl	$5.15	$7.42	$6.15	$10.04

El Dorado (5)
Reported refining margin, $ per barrel	$(0.23)	$3.01	$2.28	$7.10
Adjustments:
Lower of cost or market charge	0.01	0.10	—	0.03
Hedging loss	1.37	0.41	0.82	0.19
Other inventory loss	1.28	0.40	0.90	0.89
Renewable bio credit allocated to refinery	—	0.67	—	0.17

Adjusted refining margin $/bbl	$2.43	$4.59	$4.00	$8.38

(3)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments, hedging (realized and unrealized) gains and losses, and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(4)	Tyler adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - There was approximately $7.9 million LCM valuation benefit and $(5.0) million of LCM valuation charge in the fourth quarter 2016 and 2015, respectively. There was approximately $33.9 million and $5.5 million of LCM valuation benefit in the year ended December 31, 2016 and 2015, respectively.
Hedging affect - Total hedging loss of $(7.4) million and a $1.0 million hedging gain occurred in the fourth quarter 2016 and 2015, respectively. Total hedging loss of $(20.0) million and $(5.0) million occurred in the year ended December 31, 2016 and 2015, respectively.
Other inventory - A benefit of $7.4 million and a charge of $(5.0) million in the fourth quarter 2016 and 2015, respectively. A benefit of $2.5 million and a charge of $(24.3) million in the year ended December 31, 2016 and 2015, respectively. These amounts consist of last-in-first-out inventory price valuation effect in the respective period.
Bio-diesel tax credit allocation - In the fourth quarter and year ended December 31, 2015, approximately $4.3 million related to the annual amount for $1 per gallon bio-diesel tax credit that is included in the renewable portion of the refining segment was allocated to Tyler. The bio-diesel blenders federal tax credit was approved in December 2015 on a retroactive basis for calendar 2015. In 2016 the credit was recognized during each quarterly period of the year in the renewables operation and was not included at the refinery level.

(5)	El Dorado adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - There was a nominal amount and $(0.8) million of LCM valuation charge in the fourth quarter 2016 and 2015, respectively. There was a nominal amount and $(0.8) million of LCM valuation charge in the year ended December 31, 2016 and 2015, respectively.
Hedging affect - The total hedging loss was $(9.6) million and $(3.0) million in the fourth quarter 2016 and 2015, respectively. Total hedging loss of $(23.5) million and $(5.7) million occurred in the year ended December 31, 2016 and 2015, respectively.
Other inventory - Charges of $(8.9) million and $(3.0) million in the fourth quarter 2016 and 2015, respectively. Charges of $(25.7) million and $(26.5) million in the year ended December 31, 2016 and 2015, respectively. These amounts consist of first-in-first-out inventory price valuation effect in the respective period.
Bio-diesel tax credit allocation -In the fourth quarter and year ended December 31, 2015, approximately $5.0 million related to the annual amount for $1 per gallon bio-diesel tax credit that is included in the renewable portion of the refining segment was allocated to El Dorado. The bio-diesel blenders federal tax credit that was approved in December 2015 on a retroactive basis for calendar 2015. In 2016 the credit was recognized during each quarterly period of the year in the renewables operation and was not included at the refinery level.

Logistics Segment	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	58,353	54,342	56,555	54,960
Refined products pipelines to Enterprise Systems	52,895	60,549	52,071	57,366
SALA Gathering System	16,518	19,741	17,756	20,673
East Texas Crude Logistics System	11,624	8,613	12,735	18,828
El Dorado Rail Offloading Rack	—	—	—	981

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(6)	68,114	66,950	68,131	59,174
West Texas marketing throughputs (average bpd)	13,906	12,488	13,257	16,357
West Texas marketing margin per barrel	$1.96	$1.05	$1.43	$1.35
Terminalling throughputs (average bpd)(7)	119,934	114,136	122,350	106,514

(6)	Excludes jet fuel and petroleum coke

(7)	Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$44.2	$(31.5)	$(153.7)	$19.4

Adjustments(8)
Lower of cost or market inventory valuation (benefit) charge	(7.8)	6.1	(33.8)	(4.3)
Tax effect of lower of cost or market	2.8	(2.2)	11.9	1.5
Net after tax lower of cost or market valuation (benefit) charge	(5.1)	3.9	(21.9)	(2.8)

Alon goodwill impairment	—	18.7	—	18.7
Tax effect of Alon goodwill impairment	—	(6.5)	—	(6.5)
Net after tax Alon goodwill impairment	—	12.2	—	12.2

Asset write offs	2.7	2.2	4.9	2.2
Tax effect of asset write offs	(0.9)	(0.8)	(1.8)	(0.8)
Net after tax asset write offs	1.7	1.4	3.1	1.4

Business interruption proceeds	—	—	(42.4)	—
Tax effect of business interruption proceeds	—	—	14.9	—
Net after tax business interruption proceeds effect	—	—	(27.5)	—

Unrealized hedging loss	12.5	15.0	34.2	46.6
Tax effect of unrealized hedging	(4.4)	(5.2)	(12.0)	(16.4)
Net after tax unrealized hedging loss	8.1	9.7	22.2	30.2

Loss on impairment of equity method investment in Alon	—	—	245.3	—
Tax effect of loss on equity method investment in Alon	—	—	(90.3)	—
Net after tax loss on impairment of equity method investment in Alon	—	—	155.0	—

Gain on sale of Retail Entities	(134.1)	—	(134.1)	—
Tax effect of gain on sale of Retail Entities	53.5	—	53.5	—
Net after tax gain on sale of Retail Entities	(80.6)	—	(80.6)	—

Transaction related expenses	6.0	—	8.9	$—
Tax effect of transaction related expenses	(2.1)	—	(3.1)	$—
Net after tax transaction related expenses	3.9	—	5.8	$—

Total after tax adjustments	(71.9)	27.2	56.2	$41.0

Adjusted net (loss) income	$(27.7)	$(4.3)	$(97.5)	$60.4

(8)
The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income (loss) in all periods.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Reported net income (loss) per share attributable to Delek	$0.72	$(0.51)	$(2.49)	$0.32

Adjustments, after tax (per share)(8)
Lower of cost or market inventory valuation (benefit) charge	(0.08)	0.06	(0.35)	(0.05)
Alon goodwill impairment	—	0.20	—	0.20
Asset write offs	0.03	0.02	0.05	0.02
Business interruption proceeds	—	—	(0.44)	—
Unrealized hedging loss	0.13	0.16	0.36	0.49
Loss on impairment of equity method investment	—	—	2.50	—
Gain on sale of Retail Entities	(1.30)	—	(1.30)	—
Transaction related expenses	0.06	—	0.09	—

Total adjustments	(1.16)	0.44	0.91	0.66

Adjusted net (loss) income per share	$(0.44)	$(0.07)	$(1.58)	$0.98

U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366